Filed under Rule 433
File No. 333-216355

Final Term Sheet

March 5, 2018

Issuer:	CMS Energy Corporation
Security:	5.625% Junior Subordinated Notes due 2078 (the “Notes”)
Aggregate Principal Amount Offered:	$200,000,000
Over-Allotment Option:	None
Maturity Date:	March 15, 2078
Coupon:	5.625%
Interest Payment Dates:	March 15, June 15, September 15 and December 15, subject to deferral
First Interest Payment Date:	June 15, 2018
Public Offering Price:	$25.00 per Note
Par Call:	At any time, in whole or in part, on or after March 15, 2023, at 100% plus accrued and unpaid interest to, but not including, the redemption date
Tax Event Call:	At any time prior to March 15, 2023, in whole but not in part, at 100% plus accrued and unpaid interest to, but not including, the redemption date
Rating Agency Call:	At any time prior to March 15, 2023, in whole but not in part, at 102% plus accrued and unpaid interest to, but not including, the redemption date
Trade Date:	March 5, 2018
Settlement Date:	March 8, 2018 (T+3)
Expected Listing:	NYSE
Expected Ratings:	Baa2 / BBB- / BB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Co-Managers:	Citigroup Global Markets Inc.
Comerica Securities, Inc.
Fifth Third Securities, Inc.
U.S. Bancorp Investments, Inc.
CUSIP / ISIN:	125896 860 / US1258968601

CMS Energy Corporation has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents CMS Energy Corporation has filed with the SEC for more complete information about CMS Energy

Corporation and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, CMS Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, RBC Capital Markets, LLC toll-free at (866) 375-6829 and Wells Fargo Securities, LLC toll-free at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.